Amendment
to Amended and Restated
Investment Sub-Advisory Agreement between
Jackson National Asset Management, LLC
and Pacific Investment Management Company LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement effective January 31, 2001, and Amended and Restated effective as December 1, 2012 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 3. Management, in its entirety;

Section 5. Futures and Options, in its entirety;

Section 12. Duration and Termination, in its entirety;

Section 13. Acknowledgements of Adviser, to add two paragraphs to the end of said section;

Section 15. Notice, in its entirety; and

Section 18. Representations and Warranties of the Sub-Adviser, to add one paragraph to the end of said section.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Replace Section 3. “Management”, as follows:

3.
Management.  Subject always to the supervision of Trust's Board of Trustees and the Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, all on behalf of the Funds. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Funds (as set forth below), and will monitor the Funds' investments, and will comply with the stated investment objectives, policies and restrictions of the Funds as described in the Prospectus and Statement of Additional Information. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser is responsible for compliance with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, applicable to the Funds.  Sub-Adviser is authorized on behalf of the Funds to enter into agreements and execute any documents required to make investments pursuant to the Prospectus, as such Prospectus may be amended from time to time.  Sub-Adviser is authorized on behalf of the Funds to:  (i)  deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds; (ii) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus which shall include any market and/or industry standard documentation and the standard representations contained therein; and (iii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

a)	The Sub-Adviser further agrees that it:

i)	will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

ii)
will conform with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

iii)	will comply with all controlling foreign laws, regulations, and regulatory requirements as set forth by foreign regulatory agencies, as applicable;

iv)
will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer, including an affiliated broker-dealer which is a member of a national securities exchange as permitted in accordance with guidelines established by the Board of Trustees. In placing orders with brokers and dealers, the Sub-Adviser will attempt to obtain the best combination of prompt execution of orders in an effective manner and at the most favorable price. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable Sub-Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Sub-Adviser with research advice and other services. In no instance will portfolio securities be purchased from or sold to the Adviser, Sub-Adviser or any affiliated person of either the Trust, Adviser, or Sub-Adviser, except as may be permitted under the 1940 Act;

v)
will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Adviser;

vi)
will provide to the Adviser (i) a monthly compliance checklist developed for each Fund by Adviser and Sub-Adviser, (ii) quarterly reports developed for each Fund by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board of Trustees from time-to-time;

vii)
as a service provider to the Funds will cooperate fully with all reasonable requests of the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including any applicable document requests;

viii)
will prepare and maintain such books and records with respect to the Funds' securities transactions and will furnish Adviser and Trust's Board of Trustees such periodic and special reports as the Board or Adviser may request;

ix)	will act upon instructions from Adviser not inconsistent with the fiduciary duties hereunder;

x)
will treat confidentially and as proprietary information of Trust all such records and other information relative to Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Trust.

All information and advice furnished by one party to the other party (including their respective agents, employees, and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Funds.

Sub-Adviser may disclose information relating to Trust, Adviser and/or the Funds to its affiliates, to any of its delegates and other agents under this Agreement, to any market counterparty or any broker (in accordance with market practices) in relation to transactions undertaken for the Funds, and to the custodian, in order to assist or enable the proper performance of its services under this Agreement.  Subject to the Prospectus, Sub-Adviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements;

xi)
will vote proxies received in connection with securities held by the Funds consistent with its fiduciary duties hereunder.  The investment authority granted to Sub-Adviser shall include the sole authority to exercise whatever powers Adviser may possess with respect to any of its assets held in the Funds, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer.   Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Funds may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Funds, unless Adviser and Sub-Adviser mutually agree that Sub-Adviser may take such action;

xii)	Sub-Adviser is authorized to effect cross transactions between the Funds and other accounts managed by Sub-Adviser and its affiliates in compliance with applicable law; and

xiii)
Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders' questions about the Funds or its investments or strategies; (b) providing legal advice to the Funds; or (c) providing employees of the Sub-Adviser to serve as officers of the Funds.

b)	The Adviser and the Sub-Adviser each further agree that:

i)
to the extent that the Commodity Exchange Act, as amended (“CEA”), and the then-current Commodity Futures Trading Commission (“CFTC”) regulations require (i) registration by either party as a Commodity Pool Operator or Commodity Trading Advisor, (ii) specific disclosure, or as applicable to it (iii) filing of reports and other documents, each shall comply with such requirements;

ii)	Sub-Adviser shall comply with all requirements of the applicable CEA and then-current CFTC regulations that apply to Sub-Adviser with regard to the Funds;

iii)
Upon reasonable request from Adviser, Sub-Adviser shall cooperate by assisting Adviser in fulfilling disclosure or reporting requirements applicable to the Funds under the CEA and/or then-current CFTC regulations pertaining to services provided and records produced by Sub-Adviser for the Funds;

iv)
Sub-Adviser further shall have authority to instruct the custodian to:  (i) pay cash for securities and other property delivered for the Funds, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Funds, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus. Sub-Adviser shall not have the authority to cause Adviser to deliver securities and other property, or pay cash to Sub-Adviser other than payment of the management fee provided for in this Agreement; and

v)
Sub-Adviser may delegate trade execution and other support functions (but not portfolio management) to its affiliates and may share such information as necessary to accomplish these purposes.  Additionally, Sub-Adviser will have the ability to delegate back office services to State Street Investment Manager Solutions, LLC and its affiliates.  In all cases, Sub-Adviser shall remain liable as if such services were provided directly.  No additional fees shall be imposed for such services except as otherwise agreed.

Replace Section 5. “Futures and Options”, as follows:

5.           Futures and Options.
              [Reserved]

Replace Section 12. “Duration and Termination”, as follows:

12.
Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through June 30th of each successive year following the initial two year period, for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund(s), and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Section 10 and 11 herein shall survive the termination of this Agreement.

Add the following paragraphs to the end of Section 13.  Acknowledgements of Adviser, as follows:

e)
The assets in the Funds are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of Adviser or the Trust which may prevent Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Prospectus; and

f)	The Adviser will promptly notify the Sub-Adviser if any “government entity” assets, within the meaning of Rule 206(4)-5 under the Advisers Act, are contributed to the Funds.

Replace Section 15. “Notice”, as follows:

15.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party, or electronically transmitted at such address as designated herein.

a)	To Adviser:
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951
Attn: Legal Department – Contracts Administrator
Email address: steve.fredricks@jackson.com

b)	To Sub-Adviser:
Pacific Investment Management Company
840 Newport Center Drive

Newport Beach, CA 92660
Fax: 949.720.1376
Attn: General Counsel
Email: IMAnotices@pimco.com cc: Joe Fournier, EVP, Account Manager Email: fournier@pimco.com

In accordance with the foregoing, Adviser hereby consents to receive Sub-Adviser’s Form ADV Part 2 and other Sub-Adviser Communications via e-mail to Adviser’s e-mail address set out above.  Although Adviser does not impose any additional charges for electronic delivery, Adviser may, of course, incur costs associated with Adviser’s electronic access, such as usage charges from Adviser’s Internet access providers.  Adviser may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by Adviser from time to time.

Add the following paragraph to the end of Section 18. “Representations and Warranties of the Sub-Adviser,” as follows:

Sub-Adviser shall not engage in securities lending transactions on behalf of the Funds.  If the custodian enters into securities lending transactions on behalf of the Funds, Adviser or the custodian shall be responsible for ensuring that the securities or other assets in the Funds are available for sale at all times.  Sub-Adviser shall not be liable for any loss resulting from the sale by Sub-Adviser of a security that is not available in the Funds for settlement as a result of such securities lending transactions.

This Amendment may be executed in two or more counterparts which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 24th day of June 2013, effective May 30, 2013.

Jackson National Asset Management, LLC		Pacific Investment Management Company LLC

By:	/s/ Mark D. Nerud	By:	/s/ Suhail Dada
Name:	Mark D. Nerud	Name:	Suhail Dada
Title:	President and CEO	Title:	Managing Director